Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Fred Buonocore (212) 836-9607
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE

2012 FOURTH QUARTER AND YEAR

ANTICIPATES SIGNIFICANT IMPROVEMENT IN MID-2013 AS CHEMICAL

FACILITIES RESUME PRODUCTION AND STRONG MARKET CONDITIONS PREVAIL

OKLAHOMA CITY, Oklahoma…February 28, 2013… LSB Industries, Inc. (NYSE: LXU) announced today results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Financial Highlights Compared to Fourth Quarter 2011:

•	Net sales were $177.1 million, an 18% decrease from $215.4 million;

•	Operating income was $18.4 million compared to $41.6 million, a decrease of $23.3 million;

•	Net income was $11.6 million compared to $28.0 million;

•	Net income applicable to common shareholders was $11.6 million compared to $28.0 million;

•	Diluted earnings per common share were $0.49 compared to $1.19.

Year 2012 Financial Highlights Compared to Year 2011:

•	Net sales were $759.0 million, a 6% decrease from $805.3 million;

•	Operating income was $95.7 million compared to $136.4 million;

•	Net income was $58.6 million compared to $83.8 million;

•	Net income applicable to common shareholders was $58.3 million compared to $83.5 million;

•	Diluted earnings per common share were $2.49 compared to $3.58.

Discussion of Fourth Quarter of 2012:

The $38.2 million decrease in consolidated sales includes a $36.8 million or 26% decrease in Chemical Business sales and a $1.1 million or 2% decrease in Climate Control Business sales. The $23.3 million decrease in consolidated operating income includes a decrease of $22.5 million by the Chemical Business and a $0.6 million decrease by the Climate Control Business.

Fourth Quarter—Chemical Business:

Sales for the Chemical Business were $105.3 million, a 26% decrease from $142.0 million in 2011.

Operating income for the Chemical Business was $15.1 million, compared to $37.6 million in 2011.

For the fourth quarter 2012, due to the extended unplanned downtime at three of its facilities as summarized below, Chemical Business sales were adversely affected and operating income was reduced by approximately $29 million, not including business interruption insurance.

•

In mid-November, the Pryor, Oklahoma Chemical Plant (the “Pryor Facility”) experienced a main compressor malfunction and all production ceased while repairs were completed. During this outage, the planned installation of a new ammonia converter designed to improve and increase ammonia production capacity was completed. This week we began the process of commissioning the new ammonia converter at the Pryor Facility, which will lead to restarting production. We expect the Pryor Facility to resume and sustain production during March. As a result of this downtime, we estimate that the Pryor Facility negatively impacted the Chemical Business 2012 fourth quarter operating profit by approximately $12 million.

•

Also in mid-November, the Cherokee, Alabama Chemical Plant (“the Cherokee Facility”) suffered a pipe rupture that damaged the heat exchanger portion of its ammonia plant. We estimate that due to the initial production disruption and the higher cost of purchasing ammonia from outside sources, the operating profit for the Chemical Business was negatively impacted by $13 million for the fourth quarter 2012 as a result of this incident. We expect repairs to the Cherokee Facility to be completed and production resumed in May 2013.

•

As previously reported, the El Dorado, Arkansas, Chemical Plant (the “El Dorado Facility”) was damaged on May 15, 2012 when a reactor in its 98% concentration nitric acid plant exploded. The ongoing effects of this incident resulted in lower production than otherwise would be expected from the El Dorado Facility, along with lost absorption of fixed costs and reduced gross profits. We estimate that the combined negative impact to operating profit resulting from lost sales, lost profits and extra expenses for the fourth quarter was approximately $4 million. We estimate that the monthly negative effect on operating income will approximate $1 million to $2 million at the El Dorado Facility until the new 65% strength nitric acid plant and the nitric acid concentrator are constructed and begin production, which is expected to occur during the first half of 2015.

During the fourth quarter 2012, we recognized $7.3 million business interruption insurance recovery as a reduction to the El Dorado Facility cost of sales. We anticipate that we will receive business interruption insurance proceeds in future quarters to recover a portion of the Cherokee Facility and El Dorado Facility losses.

Fourth Quarter—Climate Control Business:

Net sales for the Climate Control Business were $67.9 million, a slight decrease from the fourth quarter 2011. The decrease was due to lower residential product sales partially offset by increases in commercial product sales, primarily for large custom air handlers and hydronic fan coils.

Climate Control’s operating income was $5.8 million compared to $6.4 million for the fourth quarter of 2011 due to the decline in sales volume discussed above. The lower margin was primarily due to product mix, as well as lower sales volume of residential products which generally have higher profit margins than our commercial products.

Bookings of new product orders during the quarter were $66.8 million compared to $60.7 million in the final quarter of 2011. At December 31, 2012, backlog of confirmed customer product orders was $55.5 million compared to $51.3 million at September 30, 2012 and $44.5 million at December 31, 2011. The increase in backlog was related to higher product orders for our commercial products partially offset by lower product orders for our residential products.

2012 Overview:

Consolidated net sales for 2012 were $759.0 million, or 6% below 2011 reflecting decreases of $34.0 million in our Chemical Business and $15.4 million in our Climate Control Business.

Consolidated operating income for 2012 was $95.7 million compared to $136.4 million for 2011. The 30% or $40.8 million decrease was primarily attributable to decreases of $34.4 million in our Chemical Business and $6.9 million in our Climate Control Business. In addition, general corporate expense and other business operations net expenses decreased $0.5 million. The Chemical Business operating income for 2012 was $82.1 million or $34.4 million lower than 2011. The decrease in the Chemical Business operating income was due, in part, to costs associated with ongoing operational issues at certain of its facilities.

Climate Control sales for 2012 were $266.2 million, or approximately $15.4 million lower than 2011, and included a $21.1 million decrease in geothermal and water source heat pump sales partially offset by a $1.4 million increase in hydronic fan coil sales along with a $4.3 million increase in other HVAC sales related to an increase in sales of our large custom air handlers. From a market sector perspective, the net decline included a $12.6 million decrease in residential product sales and a $2.8 million decrease in commercial/institutional product sales. We believe the decline in our residential product sales is due to a combination of low natural gas prices, low levels of construction in the single-family residential sectors we serve (high-end housing), less replacement business than the previous few years, and low consumer confidence. The slight decline in the commercial/institutional sector of our business was related to timing of shipments.

CEO’s Remarks:

Reviewing the year as a whole, Jack Golsen, LSB’s Board Chairman and CEO stated, “Regarding our Chemical Business 2012 downtime events, although they were unrelated to each other, the events at our Pryor, Cherokee and El Dorado facilities, caused us to undergo a thorough reexamination of our process safety management (“PSM”), reliability and mechanical integrity programs. As a result, we have recently undertaken a concerted program to attempt to improve the reliability and mechanical integrity of our chemical plant facilities. The improvement program includes engaging outside experts and consultants who specialize in risk management, reliability, mechanical integrity and PSM. We believe that the implementation of these programs will contribute to improved reliability and more consistent operations of these facilities.”

Mr. Golsen continued, “The current outlook for 2013 according to most indicators, including low natural gas costs and the forecast for near record acres of corn to be planted, point to positive supply and demand fundamentals for the types of nitrogen fertilizer products we produce and sell. Although there is still uncertainty in the global and US economies and despite the fact that there was some downward pressure on fertilizer prices during the winter months, we believe the outlook for 2013 is positive.

“We expect the Climate Control Business to experience moderate sales growth in the short-term compared to 2012. Although a significant part of the Climate Control Business sales are products that are used for renovation and replacement applications, sales increases in the medium-term and long-term are expected to be primarily driven by growth in new construction, as well as the introduction of new products. We continue to increase our sales and marketing efforts for all of our Climate Control products in an effort to increase our share of the existing market for our products as well as expand the market for and application of our products, including geothermal heat pumps.”

He concluded, “At LSB, we have continued to take a long-term approach to managing the Company and building for the future. We believe that we have not yet realized our full potential and that as we achieve stable production at our chemical facilities, and the economy strengthens for our Climate Control products, we should benefit from the investments we have made.”

Conference Call

LSB’s management will host a conference call covering the 2012 fourth quarter and full year results and recent corporate developments today, Thursday, February 28, 2013 at 5:15 pm ET/4:15 pm CT. Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing (201) 493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the Webcast and Presentation section of Investors page of the website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils and modular geothermal chillers, and large custom air handlers; and the manufacture and sale of chemical products for the agricultural, mining, and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, that in our Chemical Business, we expect the Pryor Facility to resume and sustain production during March 2013, we expect repairs to the Cherokee Facility to be completed in May 2013, the new 65% strength nitric acid plant and the nitric acid concentrator are to be constructed at the El Dorado Facility and we expect to begin production during the first half of 2015, the implementation of the risk management, reliability, mechanical integrity and PSM programs will contribute to improved reliability and more consistent operations, the current 2013 outlook for our fertilizer products is positive, any estimates regarding losses or effect of plant downtime, expectations regarding insurance recoveries; regarding our Climate Control Business, we expect to experience moderate sales growth in the short-term compared to 2012; and that we believe the outlook for 2013 is positive, and, that we have not yet realized our full potential, and that as the economy strengthens we should benefit from the investments we have made. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, the fertilizer outlook could be affected by significant changes in commodity prices, acres planted or weather conditions and other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2012, for a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.

# # #

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Years and Three Months Ended December 31, 2012 and 2011

	Year Ended		Three Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands, except share and per share amounts)
Net sales	$759,031	$805,256	$177,137	$215,364
Cost of sales	575,295	582,238	136,767	152,543

Gross profit	183,736	223,018	40,370	62,821
Selling, general and administrative expense	89,988	86,343	24,000	21,606
Provisions for (recovery of) losses on accounts receivable	(214)	347	(29)	187
Other expense	2,118	3,823	1,012	1,291
Other income	(3,811)	(3,938)	(2,974)	(1,903)

Operating income	95,655	136,443	18,361	41,640
Interest expense	4,237	6,658	437	1,177
Losses on extinguishment of debt	—	136	—	—
Non-operating other expense (income), net	(281)	—	(11)	3

Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	91,699	129,649	17,935	40,460
Provisions for income taxes	33,594	46,208	6,484	12,626
Equity in earnings of affiliate	(681)	(543)	(171)	(168)

Income from continuing operations	58,786	83,984	11,622	28,002
Net loss from discontinued operations	182	142	62	14

Net income	58,604	83,842	11,560	27,988
Dividends on preferred stocks	300	305	—	—

Net income applicable to common stock	$58,304	$83,537	$11,560	$27,988

Weighted-average common shares:
Basic	22,359,967	21,962,294	22,401,531	22,295,625

Diluted	23,538,569	23,499,242	23,569,686	23,500,380

Income per common share:
Basic
Income from continuing operations	$2.62	$3.81	$0.52	$1.26
Net loss from discontinued operations	(0.01)	(0.01)	—	—

Net income	$2.61	$3.80	$0.52	$1.26

Diluted
Income from continuing operations	$2.50	$3.59	$0.49	$1.19
Net loss from discontinued operations	(0.01)	(0.01)	—	—

Net income	$2.49	$3.58	$0.49	$1.19

(See accompanying notes)

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Years and Three Months Ended December 31, 2012 and 2011

Note 1:	Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements. Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock, plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions (benefits) for income taxes are as follows:

	Years Ended		Three Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands)
Current:
Federal	$28,654	$33,006	$7,249	$8,509
State	4,695	4,514	783	(2,355)

Total current	33,349	37,520	8,032	6,154

Deferred:
Federal	559	7,543	(997)	5,611
State	(314)	1,145	(551)	861

Total deferred	245	8,688	(1,548)	6,472

Provisions for income taxes	$33,594	$46,208	$6,484	$12,626

The current provision for federal income taxes shown above includes regular federal income tax after the consideration of permanent and temporary differences between income for Generally Accepted Accounting Principles (“GAAP”) and tax purposes. The current provision for state income taxes includes regular state income tax and provisions for uncertain income tax positions.

The deferred tax provision results from the recognition of changes in our prior year deferred tax assets and liabilities, and the utilization of state NOL carryforwards and other temporary differences.

Note 3:	During 2012, our Chemical Business encountered a number of significant issues including an explosion in one of our nitric acid plants at the El Dorado Facility in May, a pipe rupture at the Cherokee Facility in November that damaged the ammonia plant, and mechanical issues at the Pryor Facility, all resulting in lost production and significant adverse effect on 2012 sales, operating income and cash flow.

We estimate the cumulative negative effect on operating income from these incidents to be approximately $83 million and $29 million for the year and three months ended December 31, 2012, respectively, including lost absorption and gross profit margins.

Until the facilities are returned to normal production, operating income at these facilities will continue to be lower in 2013 than otherwise would be expected. We estimate that the monthly negative effect on operating income will approximate $1 million to $2 million at the El Dorado Facility until the new 65% strength nitric acid plant and the nitric acid concentrator are constructed and begin production during the first half of 2015. In addition, we estimate the monthly negative effect on operating income will approximate $8 million to $9 million at the Cherokee Facility until the repairs of the ammonia plant are completed and production resumes, which production is currently scheduled to begin in May 2013. Also, we estimate the monthly adverse effect on the Pryor Facility’s operating income in 2013 prior to the restart of the ammonia plant was approximately $8 million.

Note 4:	Information about the Company’s operations in different industry segments for the years and three months ended December 31, 2012 and 2011 is detailed on the following page.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Years and Three Months Ended December 31, 2012 and 2011

	Year Ended		Three Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands)
Net sales:
Chemical	$477,813	$511,854	$105,262	$142,034
Climate Control	266,171	281,565	67,885	68,937
Other	15,047	11,837	3,990	4,393

	$759,031	$805,256	$177,137	$215,364

Gross profit: (1)
Chemical	$97,692	$130,687	$18,903	$40,898
Climate Control	80,981	88,178	20,089	20,489
Other	5,063	4,153	1,378	1,434

	$183,736	$223,018	$40,370	$62,821

Operating income: (2)
Chemical	$82,101	$116,503	$15,078	$37,580
Climate Control	25,834	32,759	5,827	6,402
General corporate expense and other business operations, net	(12,280)	(12,819)	(2,544)	(2,342)

	95,655	136,443	18,361	41,640
Interest expense	4,237	6,658	437	1,177
Losses on extinguishment of debt	—	136	—	—
Non-operating other expense (income), net:
Chemical	(1)	(1)	—	—
Climate Control	(1)	(2)	—	—
Corporate and other business operations	(279)	3	(11)	3
Provisions for income taxes	33,594	46,208	6,484	12,626
Equity in earnings of affiliate, Climate Control	(681)	(543)	(171)	(168)

Income from continuing operations	$58,786	$83,984	$11,622	$28,002

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Years and Three Months Ended December 31, 2012 and 2011

(1)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.
(2)	Our chief operating decision makers use operating income by business segment for purposes of making decisions that include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,
	2012	2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$98,020	$124,929
Restricted cash	31	31
Short-term investments	—	10,005
Accounts receivable, net	82,801	87,351
Inventories	64,973	59,506
Supplies, prepaid items and other:
Prepaid insurance	10,049	5,953
Precious metals	13,528	17,777
Supplies	9,855	7,513
Fair value of derivatives and other	170	53
Prepaid income taxes	—	8,679
Other	2,096	2,034

Total supplies, prepaid items and other	35,698	42,009
Deferred income taxes	3,224	4,275

Total current assets	284,747	328,106
Property, plant and equipment, net	281,871	164,547
Other assets:
Investment in affiliate	1,809	2,910
Goodwill	1,724	1,724
Other, net	6,461	4,722

Total other assets	9,994	9,356

	$576,612	$502,009

(continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets

(continued)

	December 31,
	2012	2011
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$68,333	$57,891
Short-term financing	9,254	5,646
Accrued and other liabilities	34,698	28,677
Current portion of long-term debt	4,798	4,935

Total current liabilities	117,083	97,149
Long-term debt	67,643	74,525
Noncurrent accrued and other liabilities	16,369	15,239
Deferred income taxes	21,020	21,826
Commitments and contingencies
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 26,731,360 shares issued (26,638,285 at December 31, 2011)	2,673	2,664
Capital in excess of par value	165,006	162,092
Retained earnings	212,192	153,888

	382,871	321,644
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	354,497	293,270

	$576,612	$502,009